S&P Global
Market Intelligence

Sachem Capital Corp. NYSEAM:SACH

FQ4 2025 Earnings Call Transcripts

Friday, March 13, 2026 12:00 PM GMT

S&P Global Market Intelligence Estimates

	-FQ4 2025-			-FQ1 2026-	-FY 2025-			-FY 2026-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS
EPS (GAAP)	0.01	0.03	. 200.00	0.01	0.02	0.04	. 100.00	0.07
Revenue (mm)	12.18	NA	NA	11.70	46.74	NA	NA	48.32

Currency: USD
Consensus as of Mar-13-2026 3:18 PM GMT



Stock Price [USD] vs. Volume [mm] with earnings surprise annotations
Share Price
Positive EPS (GAAP) surprise
Negative EPS (GAAP) surprise
Neutral EPS (GAAP) surprise
Volume
1.4
1.3
1.2
1.1
1
0.9
0.8
1.50mm
1.25mm
1.00mm
0.75mm
0.50mm
0.25mm
0.00mm
Mar 2025
May 2025
Jul 2025
Sep 2025
Nov 2025
Jan 2026
Mar 2026

- EPS (GAAP) -

	CONSENSUS	ACTUAL	SURPRISE
FQ1 2025	(0.06)	0.00	NM
FQ2 2025	0.01	0.02	100.00 %
FQ3 2025	0.01	0.00	(100.00 %)
FQ4 2025	0.01	0.03	200.00 %

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Contents Table of Conten ts Call Partic ipan ts .................................................................................. Pres en ta tion .................................................................................. Ques tion and Ans wer .................................................................................. 3 4 9 2COPYRIGHT spglobal.com/marketintelligence © 2026 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved

SACHEM CAPITAL CORP. FQ4 2025 EARNINGS CALL MAR 13, 2026

Call Participants

EXECUTIVES

Jeffery C. Walraven
Executive VP & CFO

John L. V illano
Founder, Chairman, President & CEO

Stephen Swett

ANALYSTS

Christopher Whitbread Patrick Nolan
Ladenburg Thalmann & Co. Inc., Research Division

Gaurav Mehta
Alliance Global Partners, Research Division

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S ACHEM CAP I TAL CORP . FQ4 2 0 2 5 EARNI NGS CALL MAR 1 3 , 2 0 2 6 Presentation Operator Greetings, and welcome to the Sachem Capital Corp. Fourth Quarter 2025 Earnings Call. [Operator Instructions] As a reminder, this conference is being recorded. I would now like to turn the call over to your host, Steve Swett, Investor Relations. Thank you, sir. You may begin. S tephen Swett Good morning, and thank you for joining Sachem Capital Corp.'s Fourth Quarter and Full Year 2025 Earnings Conference Call. On the call from Sachem Capital today are Chief Executive Officer, John Villano, CPA; and Executive Vice President and Chief Financial Officer, Jeff Walraven. Last evening, the company announced its operating and financial results for the year ended December 31, 2025. The press release is posted on the company's website at www.sachemcapitalcorp.com. In addition, the company filed its Form 10-K last evening, which can be accessed on the company's website as well as at the SEC's website at www.sec.gov. As a reminder, remarks made on today's conference call may include forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed today. These include the risks detailed in our annual Form 10-K and other filings with the SEC, including risks related to nonperforming loans, credit losses and market conditions. We do not undertake any obligation to update our forward-looking statements in light of new information or future events. For a more detailed discussion of the factors that may affect the company's results, please refer to our earnings release and our most recent SEC filings. During this call, the company will be discussing certain non-GAAP financial measures. More information about these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are contained in our SEC filings. With that, I'll now turn the call over to John. J ohn L. Villano Founder, Chairman, President & CEO Thank you, and thank you to everyone for joining us today. I will begin by reviewing our operating and portfolio activities for the full year 2025 and provide an update on our strategic progress. I will then turn the call over to Jeff to discuss our financial results and balance sheet, after which we will open the call to questions. 2025 represented an important stabilization year for Sachem following the portfolio repositioning actions taken in 2024. During 2025, we continued executing our plan to stabilize and strengthen the balance sheet while positioning Sachem for disciplined growth. Our focus throughout 2025 centered on preserving capital, enhancing liquidity and improving the overall credit quality of our portfolio. These efforts enabled us to return to profitability and reestablish a foundation for sustainable growth. As we enter 2026, we are increasingly focused on monetizing nonperforming assets, redeploying capital to new originations. Over the course of the year, we refinanced and amended key credit facilities, secured new senior secured financing and proactively managed our debt maturities. At year-end, debt represented approximately 61.4% of total capital, consistent with prior year and aligned with our long-term capital structure targets. We remain focused on reducing our overall cost of capital and maintaining adequate liquidity as we approach note maturities beginning in late 2026. Turning to the portfolio. As of December 31, 2025, we had 115 loans held for investment with an aggregate gross principal balance of approximately $377.4 million. During the year, we originated 30 loans totaling approximately $152.6 million and received approximately $162.7 million of loan repayments. Our weighted average contractual interest rate, inclusive of default interest was 13.1% at year-end. Portfolio performance remained broadly consistent with our expectations as we continued working through legacy nonperforming assets. As of December 31, 2025, we had approximately $117.6 million gross unpaid principal balance of nonperforming loans included in loans held for investment, up $30.5 million gross from the $87.1 million gross as of December 31, 2024. Copyright © 2026 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. s p g lo b a l.c o m / m a r k e t in t e llig e n c e 4

S ACHEM CAP I TAL CORP . FQ4 2 0 2 5 EARNI NGS CALL MAR 1 3 , 2 0 2 6 While nonperforming balances remain elevated relative to historical levels, we believe the actions taken over the past year position the portfolio for accelerating resolution activity for the coming quarters. I will highlight some such activity here very shortly. As these legacy assets move through resolution, our objective is to convert those positions back to liquidity and redeploy that capital into new originations. This capital recycling is a core component of our business model and an important driver of future net interest income growth. REO decreased nominally by $2.2 million or 11.7% over the year. Full year activity reflected our continued focus on actively managing and repositioning assets through Urbane Capital, our asset management platform and working through legacy NPL and REO exposure. During the fourth quarter, we completed the sale of our Westport, Connecticut office assets, generating approximately $19.9 million in net proceeds and a $4 million book gain, further strengthening our liquidity and balance sheet. Certain foreclosure processes also concluded during the year, resulting in additions to REO that we are now positioning for monetization. Solving NPLs and REO can be a lengthy process, but we made steady progress throughout the year. As of December 31, 2025, our book value was $2.46 per share, representing a 6.8% decrease from year-end 2024. Urbane remains a key component of our strategy, providing the capability to actively manage and maximize value on assets that transition from lending into ownership through foreclosure or restructuring. Turning to Naples. Subsequent to year-end, we took a significant step in addressing this legacy 2021 exposure by acquiring 100% of the membership interest in the entity holding the condominium assets associated with our prior loan at an approximate net book value of $39.9 million with no material book gain or loss at closing. We now directly control 3 completed condominium units and the southern parcel of the property, which had previously been in dispute and approved for 4 additional units. Through Urbane, we have assumed responsibility for actively managing and monetizing these assets over the next 18 to 24 months, subject to market conditions. We also retained our $12.3 million first mortgage on the separate waterfront parcel as a senior secured lender. Consolidating control of the condominium assets while maintaining our secured lender position simplifies the capital structure and enhances execution clarity. At year-end, we had invested $36.6 million across 7 Shem Creek Capital funds, including our 20% interest in the manager, providing attractive exposure to commercial multifamily and industrial finance alongside experienced sponsors. From a capital markets perspective, during 2025, we issued $100 million of senior secured notes due 2030, reduced certain short-term borrowings and repaid maturing unsecured notes. Subsequent to year-end, we extended our $50 million Needham credit facility to March 2028 with an option to extend to 2029, further enhancing liquidity and balance sheet flexibility. Turning to the macro environment. Our industry continues to navigate a cautious lending environment. While short-term rates have declined from peak levels, medium- and longer-term borrowing costs remain elevated, keeping affordability stretched and existing home sales below historical averages. While these conditions continue to weigh on origination activity and contribute to elevated NPLs and REO across the industry, it also create opportunities for experienced lenders like Sachem to provide flexible capital solutions where traditional financing remains constrained. Our disciplined approach to credit will guide new originations with a focus on single-family and multifamily residential assets, supported by strong fundamentals, experience and sponsorship. With that, I will now turn the call over to Jeff. Jeffery C. W alraven Executive VP & CFO Thank you, John. I'll walk through Sachem Capital's financial highlights for the year ended December 31, 2025. Starting with our financial results and key drivers behind the year-over-year change. This year-end, we refined our income statement presentation to better highlight our core earnings drivers. As a credit-focused mortgage REIT, our primary source of value creation is net interest income and net interest margin. The revised format elevates those metrics and aligns our reporting more closely with industry peers. This change was presentation only and did not impact our reported net income or shareholders' equity. Net interest income for the year ended 2025 totaled $11.7 Copyright © 2026 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. s p g lo b a l.c o m / m a r k e t in t e llig e n c e 5

S ACHEM CAP I TAL CORP . FQ4 2 0 2 5 EARNI NGS CALL MAR 1 3 , 2 0 2 6 million compared to $20.5 million in the prior year. The drivers of net interest income this year were $32.2 million of interest income on loans, $4.8 million of interest income from LLC investments, all Shem Creek and $25.4 million of interest expense and amortization of deferred financing costs. The net interest margin in 2025 was 3.1% compared to 4.4% in 2024. The 130 basis point decline in net interest margin reflects both structural and cyclical factors. Structurally, refinancing activity during the year increased the weighted average cost of capital. Cyclically, lower average earning assets and a higher concentration of nonaccrual loans reduced interest-earning balances. While asset yields remained strong on performing loans, 12% in 2025 as compared to 11.8% in 2024, overall margin compression occurred due to balance sheet contraction and capital structure repositioning. We expect margin stabilization to depend on continued resolution of our nonperforming loans, normalization of earning asset levels and disciplined origination activity at spreads consistent with current funding costs. A few pieces of detailed color on the above. Interest income from loans decreased year-over-year, primarily reflecting continuing lower net originations over the past 18 months since our historical peak balance in loans held for investment of $508.9 million in June of 2024, which reduced the average unpaid principal balance of loans held for investment. Year-over-year, average loans held for investment were $376.4 million versus $468.8 million. Comparatively, the effective yield on total loans held for investment was 8.6% versus 9.2% Year-over-year, average on total performing loans held for investment were $269.3 million versus $366.6 million. Comparatively, the effective yield on performing loans was 12% versus 11.8%. The difference between total portfolio yield and performing yield reflects the impact of nonaccrual loans, which do not generate current interest income. Year-over-year average nonperforming loans held for investment were $107.1 million versus $102.2 million. Interest income from limited liability company investments in the Shem Creek funds and direct loan co-investment vehicles decreased year-over-year. The decrease was primarily attributable to lower average capital deployed within these investment vehicles during 2025 rather than changes in underlying loan yields or credit performance. As underlying mortgage loans repaid, capital was returned to the company and not redeployed at prior levels within those structures. Interest expense and amortization of deferred financing costs decreased year-over-year, primarily attributable to the lower average borrowings of $277.8 million versus $301.2 million, resulting from a decline in the average earning assets. The reduction in the average earning assets reduced funding requirements with corresponding interest expense. Now turning to expenses and bottom line. Total operating expenses for the year were $13.1 million, down from $15.7 million in 2024. The decline was due to lower credit-related charges and improved expense discipline relative to our portfolio size. Compensation and benefits were $7.6 million, up $0.8 million year-over-year, driven by strategic hires and staffing aligned with the scale and complexity of the current portfolio. General and administrative expenses were $6.5 million, down $0.4 million year-over-year, primarily due to lower professional fees and continued cost discipline. Impairment on real estate owned was $1.1 million, up $0.6 million year-over-year, reflecting updated property valuations and revised liquidation time lines. Gain on the sale of real estate and developmental investments was $4.1 million, up from $0.4 million, driven by successful asset repositioning and increased disposition activity. We delivered GAAP net income of $6.3 million. After $4.5 million of Series A preferred dividends, net income attributable to common shareholders was $1.8 million or $0.04 per share compared to a loss of $0.93 per share in the prior year. On a net basis, 2025 represented a disciplined repositioning year for Sachem with a rightsized balance sheet, tighter expense control, proactive capital structure repositioning and a return to GAAP profitability despite lower average earning assets. Turning to credit portfolio mix and activity. We ended the year with 115 first lien loans, $377.4 million gross, $363.7 million net after $11.5 million of current expected credit loss allowance or approximately 3% of unpaid principal and net of deferred fees. Aggregate principal balance on our nonaccrual loans was $117.6 million, up from $87.1 million in the prior year. The weighted average contractual rate, including the default rate was 13.1%, and the weighted average remaining term is 8 months. Our collateral property mix was approximately 54% residential, 29% commercial, 12% mixed-use and 5% land. Geography remains diversified with concentrations in Connecticut and Florida of 42% and 14%, respectively, of outstanding principal. Copyright © 2026 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. s p g lo b a l.c o m / m a r k e t in t e llig e n c e 6

S ACHEM CAP I TAL CORP . FQ4 2 0 2 5 EARNI NGS CALL MAR 1 3 , 2 0 2 6 REO totaled $16.4 million across 14 properties as of December 31, 2025. There were no loans held for sale as 3 loans were sold, 1 loan was transferred to real estate owned and 7 loans were transferred back to loans held for investment during the year. In 2025, we dispersed $152.6 million, collected $162.7 million and converted $22.1 million of loan principal to REO through foreclosure, blocking and tackling as we work through these legacy files, underwriting and funding new disciplined business. Our LLC investments, largely our Shem Creek funds and manager interest generated $5.3 million of total income in 2025, including the $4.8 million of interest income and $0.5 million of other income relative to the manager. These positions continue to generate attractive returns for Sachem. Our balance sheet is straightforward with total assets of $460 million and liabilities of $285.1 million, resulting in assets to liabilities coverage of approximately 1.61x. Cash at year-end was $10.9 million. During 2025, as unsecured notes matured, we began repositioning our capital structure by issuing secured notes. These notes replaced a portion of lower rate unsecured debt and reduced our reliance on repurchase agreements and lines of credit. As a result, year-over-year, unsecured notes decreased by $55.2 million, repurchase agreements decreased by $33.7 million, senior secured notes increased by $86.6 million and the Needham line decreased by $21 million. Further on our credit facilities and related covenants. On the Needham revolver, $19.0 million outstanding at prime minus 50 basis points or 6.5% at December 31, 2025, secured by pledged and assigned assets of $88.4 million with customary covenants, including at least 150% asset coverage. Senior secured notes due 2030 has $90 million outstanding at 9.875% fixed, secured and pledged and assigned assets of $198.5 million, gross value or $154.6 million net after note agreement required valuation limits and haircuts with standard leverage and liquidity covenants and a 1% commitment fee on the yet undrawn $10 million. Churchill facility, we mutually terminated and repaid in full that facility during the fourth quarter of 2025. On all of our facilities, we were in compliance with covenants as of December 31, 2025. With the $10.9 million of cash at year-end, availability under our revolving credit facility and continued resolution across the portfolio, we believe we have multiple sources of liquidity and financing flexibility to address upcoming debt maturities at December 31, 2026, and into 2027. Capital and dividends. Our book value per common share was $2.46 at year-end compared to $2.64 in the prior year. The driver was simple, preferred and common share aggregate cash dividends paid in 2025 of $14 million exceeded annual GAAP net income of $6.3 million. As always, our Board evaluates dividend levels in the context of operating performance, liquidity, REIT distributions and long-term capital management. The company's Board has addressed the first quarter 2026 dividend declaration and payment considerations as announced on March 4, 2026. This is consistent with the company's prior communication that the intended normal dividend cadence for both preferred and common will be addressed in March, June, September and December each year. Wrapping up, our management team remains focused on 3 core priorities: first, reducing nonperforming loans and monetizing REO; second, originate disciplined, high-return loans backed by strong collateral; and third, actively managing liquidity, leverage and upcoming debt maturities. Executing consistently across these 3 areas is how we intend to continue strengthening our balance sheet, stabilizing book value and supporting sustainable dividend framework going forward. I'll now turn the call back to John for closing comments. John L. V illano Founder, Chairman, President & CEO Thanks, Jeff. As we close out 2025, our focus has been on strengthening Sachem's credit profile, extending our debt maturities and enhancing liquidity following the repositioning actions taken over the past 2 years. We made meaningful progress reducing credit- related charges, improving earnings quality and diversifying our funding sources with the issuance of long-term secured notes. Looking ahead, our priorities remain centered on resolving nonperforming assets, maintaining disciplined underwriting, stabilizing net interest margin and thoughtfully addressing upcoming unsecured note maturities through operating cash flow, asset resolutions and capital markets activity as conditions permit. Copyright © 2026 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. s p g lo b a l.c o m / m a r k e t in t e llig e n c e 7

SACHEM CAPITAL CORP. FQ4 2025 EARNINGS CALL MAR 13, 2026

We are confident in our strategic direction and the strength of our platform as we move into 2026, and we remain committed to driving long-term value for our shareholders. Our objective remains clear: resolve legacy assets, stabilize book value and redeploy capital into high-return originations that support a sustainable dividend framework.

We look forward to updating you on our progress throughout the year. Thank you, and we will now open the call to questions.

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SACHEM CAPITAL CORP. FQ4 2025 EARNINGS CALL MAR 13, 2026

Question and Answer

Operator

[Operator Instructions] Our first question comes from the line of Gaurav Mehta with Alliance Global Partners.

Gaurav Mehta
Alliance Global Partners, Research Division

I wanted to ask if you could provide some color on what you're seeing in the lending market and opportunities for loan originations this year.

John L. Villano
Founder, Chairman, President & CEO

Yes. We are quite positive on the lending market as we see. We are cautious in some areas, and I'll get to that. Right now, our portfolio pipeline is full. We have attractive pricing, which has remained over the past -- the quality of our borrowers are increasing, which I think is good for our overall industry.

We are seeing larger loans. It seems like with the rise in prices and [indiscernible] of availability of housing, affordable housing, we have price creep. So we're seeing bigger deals. We still have attractive pricing and our borrowers are of a much better quality than we've entertained in the past. So we are very comfortable moving into 2026, and we look forward to a very strong lending...

Gaurav Mehta
Alliance Global Partners, Research Division

All right. Second question I want to ask you on nonperforming loans after the Naples asset, what else is left in your portfolio? And any color on timing or resolution of the remaining nonperforming?

John L. Villano
Founder, Chairman, President & CEO

Okay. I'll try to take this in pieces. So first and foremost, in our discussion we just had, nonperforming balances have increased during 2023. Subsequent to year-end, with the acquisition of the Naples asset, we were able to take approximately $50 million of our nonperforming and move it into real estate held for development.

The great thing here is we now have control. Our Urbane unit has now taken over the project with direct control not only [indiscernible] that will begin shortly, but also the management and sales of the existing [indiscernible] we do expect the completed units, and we have 3 of those to be remarketed immediately.

And we could have proceeds from that in 2026. The next 18 to 24 months, we will be building the South building. You heard us talk about that. Those are 4 luxury condominiums cited in a better location than the existing units we have, so we should have better pricing. And we do think with Urbane oversight, the construction process, not have as many hitches and road blocks as we've had in the past.

With respect to the rest of our nonperforming loans, these assets have been working through the foreclosure and the workout process. It just takes time. And most of them are in late-stage resolution. So we're getting very close to monetizing these assets.

We've had significant inroads with respect to valuations where our foreclosure properties are getting great pricing. And some of these are getting resolved really on the courthouse steps. So we do expect significant resolutions through 2026.

And you've heard us discuss this morning that this money back into our bank, we will be putting the money to work. And of course, it will increase the bottom line and overall performance.

Operator

Our next question comes from the line of Christopher Nolan with Ladenburg Thalmann.

Christopher Whitbread Patrick Nolan
Ladenburg Thalmann & Co. Inc., Research Division

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S ACHEM CAP I TAL CORP . FQ4 2 0 2 5 EARNI NGS CALL MAR 1 3 , 2 0 2 6 John, your microphone is not picking up your voice very well. You're coming in and out. And your answer to the previous question was not complete at least from what I heard. Am I correct that with the change in the Naples property, $50 million was moved from nonperforming to real estate held development on Naples? John L. V illano Founder, Chairman, President & CEO That is correct. That is correct. Jeffery C. W alraven Executive VP & CFO Let me make one nuance in there. $40 million of that $50 million was moved into investment and developmental real estate. A little over $10 million of that because in total number, it's $52 million moved into -- back into performing loans. Because within the Naples environment, there was the one asset in which we have purchased and moved into investment into development, and we have modified and brought current the other asset that John referenced in his prepared comments relative to the $12 million mortgage. That is now a performing mortgage subsequent to all the activity we've had with the developer. Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division So am I correct that $50 million, the Naples was previously categorized as nonaccrual? John L. V illano Founder, Chairman, President & CEO Correct. Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division And so it's no longer categorized as nonaccruals, is that right? John L. V illano Founder, Chairman, President & CEO That is correct. Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division Okay. And so the total nonaccruals went up despite that, correct? John L. V illano Founder, Chairman, President & CEO They went up. So the -- our control of the Naples property was subsequent to year-end. So we've talked about having $117 million of nonaccruals compared to $87 million in '24. You need to back out the $50 million of nonaccruals from that $117 million number. Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division Okay. Great. And then I guess turning to the financing. The secured facility, I didn't see it on the K, but is there -- what's the limit on that, please? John L. V illano Founder, Chairman, President & CEO $100 million, of which we've taken -- we've drawn $90 million. Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division Copyright © 2026 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. s p g lo b a l.c o m / m a r k e t in t e llig e n c e 1 0

S ACHEM CAP I TAL CORP . FQ4 2 0 2 5 EARNI NGS CALL MAR 1 3 , 2 0 2 6 And do you guys have any current strategy or plans of what vehicle you're going to use for paying down the maturing debt in the second half of the year? Or are you just going to use maturing investments? John L. V illano Founder, Chairman, President & CEO It's most likely, Chris, it's going to be a combination of a couple of things, right? It will be obviously loan repayments, have availability on our credit facilities, REO monetization throughout the year. We're really trying to be patient for better interest rates... Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division John, you're cutting out again. John L. V illano Founder, Chairman, President & CEO I'm going to take my headset off. I'm sorry, Chris. Let me go back and redo that. So we are aware of the debt maturities, not only December of '26, but throughout 2027. Our liquidity is going to come from a couple of things, ongoing loan repayments, asset resolutions as we monetize the REL and also the available fundings we have on our credit facilities. And as you saw in mid-'25, we do have access to the secured credit markets. So we are taking this very seriously. It's a topic of discussion every day, and we're very proactive as we get towards December. Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division Final question is the $3.4 million gain -- real estate gain that was on the income statement. What was that related to, please? John L. V illano Founder, Chairman, President & CEO I believe that was the sale of -- we call it Glendenning. It's a Westport office asset. Jeff, am I correct with that? Jeffery C. W alraven Executive VP & CFO Yes. Yes. The gain on developmental real estate is you heard us talk before about the Westport asset, the Connecticut office. That was an asset we had purchased in '23 and had redeveloped on the interior, had leased it out and the in-place tenant offered to actually purchase the building and all of it's related, we did, and we were sold that at a $4 million gain. Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division Great. And then final question back to Naples again. So year-to-date, has there been any change in the nonaccrual levels from year- end? I'm not. John L. V illano Founder, Chairman, President & CEO Sure I get -- Go ahead. Jeff. Jeffery C. W alraven Executive VP & CFO If you're -- Chris, if you start with the $117 million balance that's as disclosed, if we were taking a snapshot as of today, the $117 million would be reduced by $40 million going to investment in developmental real estate related to the one portion of Naples asset, where we bought the asset, bought the investment, and we are completing selling the remaining 3 condos and building the South parcel or North parcel and build that and sell it out. Copyright © 2026 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. s p g lo b a l.c o m / m a r k e t in t e llig e n c e 1 1

SACHEM CAPITAL CORP. FQ4 2025 EARNINGS CALL MAR 13, 2026

In addition to that same borrower/developer, there was another asset that was a loan on the books is at $12 million. We have modified in everything we did with the purchase of the asset and the modification of the loans. That $12 million loan will go into performing loans this quarter.

And there has been other resolutions. So if we were putting out a -- if our 2 was already done and being put out, the nonperforming loan balances would be $50 million less at a minimum than where they currently sit today.

Christopher Whitbread Patrick Nolan
Ladenburg Thalmann & Co. Inc., Research Division

Okay. So just to sum it up, $117 million in nonaccruals at year-end. The Naples resolution deducts at $40 million, so you got $77 million and then the other $12 million, so you're down to $65 million or so. Is that a fair characterization?

John L. V illano
Founder, Chairman, President & CEO

Right. And there will be other resolutions that will have occurred this quarter also. A dollar amount on that.

Operator
Thank you. Ladies and gentlemen, that concludes our question-and-answer session, and we'll conclude our call today. We thank you for your interest and participation. You may now disconnect your lines.

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